ASSIGNMENT


     THIS ASSIGNMENT (the "Assignment") is made and entered into as of November 29, 1999, by and between RICHARD A. KREITZBERG (the "Assignor") and WILLIAM E. COOK (the "Assignee").

                                    RECITALS:

     A. Assignor entered into a Purchase and Release Agreement (the "Purchase Agreement") with Stephen F. Rosendahl, Jim Steuer, and Dynasty Capital Corporation (the "Purchase Agreement"), by the terms of which he purchased from them an interest in and to the Rosendahl Agreements, the Goyak Note, the Collateral Agreements, the OMNI Indebtedness, and the OMNI Derivative Securities (collectively, the "OMNI Rights"); and

     B. Kreitzberg desires to assign an undivided one-half (1/2) interest in and to the Purchase Agreement and OMNI Rights to Assignee, and Assignee desires to purchase from and accept the assignment of the Purchase Agreement and the OMNI Rights, upon the terms and subject to the conditions set forth in this Assignment.

     NOW, THEREFORE, the parties agree as follows:

     1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

     2. Assignment. Kreitzberg sells, assigns, and transfers to Cook, and Cook purchases and accepts the assignment of, an undivided one-half (1/2) interest in and to the Purchase Agreement and the OMNI Rights purchased thereunder. Assignee shall pay to Assignor One Hundred Two Thousand Five Hundred Dollars ($102,500) (the "Consideration") for such undivided one-half (1/2) interest. Assignee shall pay such Consideration concurrently with the parties' execution and delivery of this Assignment.

     3. Acknowledgment. Assignor and Assignee acknowledge and agree that all of the OMNI Derivative Securities (except the CMDI Options) have expired and are of no further force and effect. They also acknowledge and agree that the Rosendahl Agreements have been terminated and that no fees or other amounts are now owing or may be owing in the future under them except for the Rosendahl Agreements Indebtedness.

     4. Third Party Beneficiaries. Assignor and Assignee agree that OMNI Rail Products, Inc., its predecessors in interest, CMDI and OIRP, their successors and assigns, and their subsidiaries and parents are intended third party beneficiaries of Section 3 of this Assignment.


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     5. Confidentiality. The particulars of this Assignment will be kept confidential and not disclosed to anyone other than the parties' attorneys, accountants, and advisers on a "need to know" basis, except (1) to the extent reasonably necessary to obtain advice and assistance from appropriate professionals and advisors, such as their respective counsel, auditors, accountants, and tax preparers; (2) to the extent reasonably necessary to comply with tax, securities, or other laws; (3) to the extent reasonably necessary to adequately prosecute or defend any claim or dispute by or against any party to this Agreement; (4) to the extent required in order to comply with any subpoena, court order, or applicable law, provided that the disclosing party shall give the other party prompt written notice of such disclosure obligation and the opportunity to intervene or otherwise participate in the court action or other proceeding to protect the confidentiality of the terms and negotiations about the terms of this Agreement.

     6. Miscellaneous.

          a. Each party shall bear such party's own costs, disbursements, and attorney's fees, including without limitation any costs, disbursements, and attorney's fees incurred in connection with this Agreement or any other transaction or matter described in this Agreement.

          b. No promise, inducement or agreement not expressed in this Agreement has been made. This Agreement contains the entire agreement of the parties with regard to the subject matter hereof.

          c. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

          d. No amendment, change, or modification of this document shall be valid unless in writing and signed by all parties hereto.

          e. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof. All waivers must be in writing and signed by the party waiving compliance.

          f. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

          g. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.


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          h. Each of the parties represent that such party has read this
Agreement, knows its contents, has been advised by such party's own attorney in connection therewith, and signs the same as such party's own free act.

          i. This Agreement may be executed by facsimile signature.

          j. The parties acknowledge that Farleigh, Wada & Witt, P.C., has prepared this Agreement acting strictly for the benefit and protection of the Company. The parties acknowledge their right to have their own independent counsel review this Agreement and all matters related thereto.

          k. No provision of this Agreement shall be construed against any party on the ground that such party or its counsel drafted the provision.

          l. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                            ASSIGNOR:


                                            /s/ Richard A. Kreitzberg
                                            ------------------------------------
                                            Richard A. Kreitzberg

                                            ASSIGNEE:


                                            /s/ William E. Cook
                                            ------------------------------------
                                            William E. Cook


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